EXHIBIT 99.1

PRESS RELEASE

Sirna Contact	Investor Contact	Media Contact
Howard W. Robin	E. Blair Schoeb	Justin Jackson
President & CEO	Burns McClellan, Inc.	Burns McClellan, Inc.
Sirna Therapeutics, Inc.	212-213-0006	212-213-0006
303-449-6500

SIRNA THERAPEUTICS TO PRESENT AT THE 24TH ANNUAL SG COWEN

HEALTHCARE CONFERENCE

BOULDER, CO – March 4, 2004- Sirna Therapeutics Inc. (Nasdaq: RNAI) announced today that Howard W. Robin, President and Chief Executive Officer of Sirna, is scheduled to speak at the 24th Annual SG Cowen Healthcare Conference on Wednesday, March 10, 2004. The presentation is scheduled for 8:00 a.m. (EST) at the Boston Marriott Copley Place in Boston, MA.

To access the live audio broadcast or the subsequent archived recording go to the Company’s website at http://www.sirna.com. The live broadcast will be archived for 30 days.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI - News) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Sirna Therapeutics’ Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.